Exhibit 10.6

CONTRACT CTA AGREEMENT

This Agreement (the "Agreement") is entered into as of March 29, 2013 (the "Commencement Date") by and between Cloud Star Corporation ("Cloud Star" or "Company") and Wee Kai.

1. Duties and Scope of Employment.

(a) Position. For the term of agreement, the Company agrees to hire the services of Wee Kai Ng for the position of Contract Chief Technical Advisor (the "Contract CTA"). The Contract CTA will work for the Company as an independent contractor with the purpose of developing specialized software for the Company. The Contract CTA shall report to the President of the Company.

(b) Obligations to the Company. During his time of service to the Company, the Contract CTA shall render his best efforts to the Company in his capacity as Contract CTA. The Contract CTA shall comply with the Company's policies and rules, as they may be in effect from time to time during his time of service.

(c) No Conflicting Obligations. The Contract CTA represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. The Contract CTA also represents and warrants that he will not use or disclose, in connection with his relationship to the Company, any trade secrets, proprietary information, intellectual property or any derivative products produced in the course of his employment.

(d) Scope of Work. The Contract CTA agrees to advise and assist in the development of the Company's technologies and products, as directed by the President of the Company. The Company agrees that proper support and direction will be provided to the Contact CTA to facilitate efficient development processes.

2. Cash and Option Agreement.

During the period commencing on the Commencement Date. the Company shall pay Contract CTA or (as directed by the Contract CTA) as compensation for services to the Company $2,500 per month due on the 1st day of each calendar month.

In addition the Company agrees to issue the Contract CTA or (as directed by the Contract CTA) Stock Options if done by the Company ESOP (Employee Stock Option Plan), by issuance of stock from treasury or through new shares. The Company may utilize any and all of these depending on the Technology Projects Schedule listed in the Addendum I.

The proposed schedule of option shares to be issued would be 50,000 April 1, 2013: 75,000 May 1, 2013; 125,000 July 1, 2013; 125,000 October 1; 2013 and 125,000 January 1, 2014.

Modifications to Stock options, stock issuance and compensation shall be agreed upon in writing by Company and Contract CTA at any time during this period.

3. Board Observation.

The Company shall cause Contract CTA to be permitted to attend all meetings of the Company's Board of Directors (the "Board") as an observer, and shall have no voting rights at such meetings. The company shall give Contract CTA copies of all notices, minutes, consents and other material that the company provide to its/their directors, except in the event such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect confidential proprietary information, or for other similar reasons, Upon reasonable notice and at a scheduled meeting of the Board of Directors or such other time, if any, as the Board of Directors may determine in its sole discretion, Contract CTA may address the board of Directors with respect to his concerns regarding significant business issues facing the company. Contract CTA shall agree to hold in confidence and trust and not use or disclose any confidential information provided to or learned by him in connection with his rights to receive the information, with common exclusions of (i) the confidentiality obligations shall not apply to information that has become publicly known and made generally available through no wrongful act by Contract CTA; or (ii) the confidentiality obligations shall not limit disclosure of information to the extent required by a court of competent jurisdiction or other governmental authority as and to the extent required by law, so long as Contract CTA makes commercially reasonable efforts promptly to inform the company so that the company has the opportunity to oppose the disclosure order and, at the request of the company, provides reasonable assistance to the company in opposing the disclosure of such information; or (iii) other typical circumstance. The rights of Contract CTA to receive information described herein shall terminate and be of no further force or effect upon such time as Contract CTA is no longer employed by the company. The confidentiality provisions hereof will survive any such termination.

4. Term.

(a) 1 Year Term. The initial term of service shall be for one (1) year, which can be renewed for an additional year upon written agreement from the Company. The Company may terminate this contract at any time and for any reason (or no reason), and with or without cause, by giving the Contract CTA 30 days' advance notice in writing. Contract CTA may terminate this contract at any time and for any reason (or no reason), and with or without cause, by giving the Company 30 days' advance notice in writing. The termination of this contract shall not limit or otherwise affect obligations under Sections 3 and 5.

(b) Rights Upon Termination. Except as expressly provided in Section 6, upon the termination this contract, Contract CTA shall only be entitled to the compensation described in this Agreement and any approved expenses until the date of the termination of the agreement.

5. Mutual Non-Solicitation and Non-Disclosure.

During the period commencing on the date of this Agreement and continuing until the first anniversary of the date when the Contract CTA's service terminates for any reason, Contract CTA shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on the Contract CIA's own behalf or on behalf of any other person or entity) either (i) any employee of the Company or any of the Company's affiliates or (ii) the business of any customer of the Companies or any of the Companies affiliates on whom the Contract CTA called or with whom the Contract CIA became acquainted during his term of engagement if such solicitation would cause material harm to the Company.

During the period commencing on the date of this Agreement and continuing until the first anniversary of the date when the Contract CTA's service terminates for any reason. Company shall not directly or indirectly, personally or through others. solicit or attempt to solicit (on the Company's own behalf or on behalf of any other person or entity).

6. Successors.

(a) Company's Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets. For all purposes under this Agreement, the term 'Company" shall include any successor to either of the Companies' business and/or assets that become bound by this Agreement.

(b) Contract CIA's Successors. This Agreement and all rights of Contract CTA hereunder shall inure to the benefit of, and be enforceable by, Contract CTA's legal representatives, executors, administrators, successors, heirs, devisees and legatees.

7. Arbitration.

The parties hereby waive their rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this Agreement and any and all claims arising from or relating to this Agreement including (but not limited to) claims against any current or former employee, director or agent of either of the Companies, claims of wrongful termination, retaliation, discrimination. harassment, breach of contract, breach of the covenant of good faith and fair dealing. defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

8. Miscellaneous Provisions.

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Contract CTA, mailed notices shall be addressed to him at the business address that was most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Contract CTA and by an authorized officer of the Company (other than the Contract CTA). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Proprietary Information and Inventions Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(d) Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of Nevada (except its provisions governing the choice of law). If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the "Law") then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(e) No Assignment. This Agreement and all rights and obligations of the Contract CTA hereunder are personal to the Contract CTA and may not be transferred or assigned by the Contract CTA at any time. The Company may assign its rights under this Agreement to any entity that expressly assumes all of the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such entity.

(f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, each by its duly authorized officer, as of the day and year first above written.

Date: 29 Mar 2013

/s/ Wee Kai Ng	/s/ Cloud Star Corporation
Wee Kai Ng	Cloud Star Corporation